Exhibit 99(a)

SELECTED FINANCIAL DATA

The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified.

	Fiscal Years Ended January 31,					Six Months Ended July 31,
	1999	2000	2001	2002	2003	2002	2003
	(in millions)
Income Statement Data:
Net sales	$130,522	$156,249	$180,787	$204,011	$229,616	$107,975	$119,354
Non-interest expense	124,268	147,850	171,542	194,244	218,282	102,766	113,576
Net interest expense	598	840	1,196	1,183	927	477	425
Total expense	124,866	148,690	172,738	195,427	219,209	103,243	114,001
Income from continuing operations before income taxes, minority interest, equity in unconsolidated subsidiaries and cumulative effect of accounting change	7,020	9,110	9,783	10,396	12,368	5,664	6,454
Income from discontinued operations, net of tax	157	(70)	148	144	137	64	193
Net income	4,397	5,324	6,235	6,592	7,955	3,650	4,305

	As of January 31,					As of July 31,
	1999	2000	2001	2002	2003	2002	2003
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$1,837	$1,792	$1,977	$2,138	$2,736	$2,263	$4,472
Inventories	16,383	19,296	20,987	22,053	24,329	23,554	25,684
Total current assets of discontinued operations	1,047	878	1,211	1,263	1,180	1,442	—
Total current assets	21,132	24,356	26,555	27,878	30,483	29,428	32,153
Net property, plant and equipment	23,301	32,403	37,145	42,053	48,170	44,886	51,305
Net property under capital leases, net goodwill and other acquired intangible assets, and other assets and deferred charges	5,148	13,102	13,742	12,881	15,303	13,704	15,328
Other assets of discontinued operations	415	488	688	715	729	740	—
Total assets	49,996	70,349	78,130	83,527	94,685	88,758	98,786
Accounts payable	9,768	13,090	14,846	15,362	17,080	16,530	17,484
Commercial paper	—	3,323	2,286	743	1,079	1,453	1,600
Long-term debt due within one year	901	1,964	4,234	2,257	4,538	3,031	3,623
Obligations under capital leases due within one year	106	121	141	148	176	155	177
Current liabilities of discontinued operations	606	276	581	484	292	679	—
Total current liabilities	16,762	25,803	28,949	27,282	32,617	30,031	32,833
Long-term debt	6,885	13,652	12,488	15,674	16,596	16,189	17,227
Long-term obligations under capital leases	2,697	2,999	3,152	3,044	2,999	2,877	2,980
Total long-term liabilities of discontinued operations	25	23	15	14	13	14	—
Total liabilities	28,855	44,471	46,723	48,335	55,224	51,682	56,192
Total shareholders’ equity	21,141	25,878	31,407	35,192	39,461	37,076	42,594
Total liabilities and shareholders’ equity	49,996	70,349	78,130	83,527	94,685	88,758	98,786